Exhibit 99.1
SPHERIS INC.
FINANCIAL INFORMATION

Report of Independent Auditors
To the Board of Directors and Stockholders of
Spheris Inc.
We have audited the accompanying consolidated balance sheets of Spheris Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spheris Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that Spheris Inc. would continue as a going concern. As more fully described in Notes 2 and 22 to the consolidated financial statements, on February 3, 2010, the 100% owner of Spheris Inc., Spheris Holding II, Inc., voluntarily filed petitions on behalf of itself and each of its direct and indirect subsidiaries (except for Spheris India Private Limited) for relief under Chapter 11 of the United States Bankruptcy Code. This filing, along with debt covenant violations as of the balance sheet date, caused the Company to be in default with covenants under its loan agreements and senior subordinated notes. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters, including the sale of substantially all of its assets, also are described in Notes 2 and 22. The financial statements do not include any adjustments relating to the recoverability of assets and the amounts, classification and satisfaction of liabilities that resulted from the uncertainty regarding the Company’s ability to continue as a going concern and its subsequent sale of assets.
/s/ Ernst & Young LLP
Nashville, Tennessee
June 29, 2010

Spheris Inc.
Consolidated Balance Sheets

	December 31,
	2009	2008
	(Amounts in Thousands, Except Share Amounts)
Assets
Current assets
Unrestricted cash and cash equivalents	$8,817	$3,262
Restricted cash	1,399	309
Accounts receivable, net of allowance of $632 and $1,332, respectively	20,787	28,510
Deferred taxes	11,995	372
Prepaid expenses and other current assets	8,015	4,430

Total current assets	51,013	36,883

Property and equipment, net	9,782	12,309
Internal-use software, net	1,021	1,586
Goodwill	19,969	218,841
Deferred taxes	4,338	—
Other noncurrent assets	3,288	5,459

Total assets	$89,411	$275,078

Liabilities and stockholders’ (deficit) equity
Current liabilities
Accounts payable	$1,215	$2,893
Accrued wages and benefits	6,945	8,545
Current portion of long-term debt and lease obligations	198,440	683
Other current liabilities	11,943	5,327

Total current liabilities	218,543	17,448

Long-term debt and lease obligations, net of current portion	80	195,499
Deferred tax liabilities	—	300
Other noncurrent liabilities	3,370	5,710

Total liabilities	221,993	218,957

Commitments and contingencies

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss, net of tax effects of $1,500 and $0, respectively	(2,332)	(1,344)
Contributed capital	111,874	111,680
Accumulated deficit	(242,124)	(54,215)

Total stockholders’ (deficit) equity	(132,582)	56,121

Total liabilities and stockholders’(deficit) equity	$89,411	$275,078

See accompanying notes.

Spheris Inc.
Consolidated Statements of Operations

	Year ended December 31,
	2009	2008	2007
	(Amounts in Thousands)
Net revenues	$156,596	$182,843	$200,392

Direct costs of revenues (exclusive of depreciation and amortization below)	109,059	131,039	144,255
Marketing and selling expenses	2,501	2,790	4,782
General and administrative expenses	16,592	20,845	19,730
Depreciation and amortization	7,230	21,613	24,273
Goodwill impairment charge	198,872	—	—
Transaction charges	6,961	—	—
Costs of legal proceedings and settlements	1,246	425	—
Operational restructuring charges	775	484	—

Total operating costs	343,236	177,196	193,040

Operating income (loss)	(186,640)	5,647	7,352

Interest expense, net	17,439	19,104	21,171
Loss on debt refinancing	—	—	1,828
Foreign currency (gain) loss	(1,433)	(1,338)	559
Other (income) expense	(692)	3,190	1,011

Net loss before income taxes	(201,954)	(15,309)	(17,217)

(Benefit from) provision for income taxes	(14,571)	3,870	(5,856)

Net loss	$(187,383)	$(19,179)	$(11,361)

See accompanying notes.

Spheris Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock			Other		Total
			Contributed	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity (Deficit)

			(Amounts in Thousands, Except Share Amounts)
Balance, December 31, 2006	10	$—	$110,787	$(474)	$(23,675)	$86,638

Comprehensive income (loss):
Net loss	—	—	—	—	(11,361)	(11,361)
Foreign currency translation	—	—	—	1,038	—	1,038

Total comprehensive income (loss)	—	—	—	1,038	(11,361)	(10,323)

Non-cash equity compensation	—	—	371	—	—	371

Balance, December 31, 2007	10	$—	$111,158	$564	$(35,036)	$76,686

Comprehensive loss:
Net loss	—	—	—	—	(19,179)	(19,179)
Foreign currency translation	—	—	—	(1,908)	—	(1,908)

Total comprehensive loss	—	—	—	(1,908)	(19,179)	(21,087)

Non-cash equity compensation	—	—	522	—	—	522

Balance, December 31, 2008	10	$—	$111,680	$(1,344)	$(54,215)	$56,121

Comprehensive loss:
Net loss	—	—	—	—	(187,383)	(187,383)
Foreign currency translation, net of tax effects of $974	—	—	—	(1,514)	—	(1,514)
Effects of change in tax position	—	—	—	526	(526)	—

Total comprehensive loss	—	—	—	(988)	(187,909)	(188,897)

Non-cash equity compensation	—	—	194	—	—	194

Balance, December 31, 2009	10	$—	$111,874	$(2,332)	$(242,124)	$(132,582)

See accompanying notes.

Spheris Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007

	(Amounts in Thousands)
Cash flows from operating activities:
Net loss	$(187,383)	$(19,179)	$(11,361)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,230	21,613	24,273
Amortization of acquired technology	—	162	648
Goodwill impairment charge	198,872	—	—
Deferred taxes	(15,287)	3,222	(6,435)
Change in fair value of derivative financial instruments	(1,795)	2,593	1,112
Loss on sale or disposal of assets	44	68	37
Non-cash equity compensation	194	522	371
Amortization of debt discounts and issuance costs	946	851	833
Loss on debt refinancing	—	—	1,828
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	7,723	5,085	(19)
Prepaid expenses and other current assets, net	(4,674)	(53)	(476)
Accounts payable	(1,572)	(1,450)	1,717
Accrued wages and benefits	(1,599)	(10,069)	1,556
Other current liabilities	5,946	471	(57)
Other noncurrent assets and liabilities	1,825	(2,402)	(417)

Net cash provided by operating activities	10,470	1,434	13,610

Cash flows from investing activities:
Purchases of property and equipment	(3,766)	(5,423)	(5,699)
Purchase and development of internal-use software	(410)	(873)	(1,201)
Purchase of Vianeta, net of cash acquired	—	—	(1,547)

Net cash used in investing activities	(4,176)	(6,296)	(8,447)

Cash flows from financing activities:
Proceeds from the 2007 Senior Credit Facility	2,500	7,288	71,320
Payments on the 2007 Senior Credit Facility	(457)	(4,081)	(2,507)
Payments on the 2004 Senior Facility	—	—	(73,500)
Payments on lease obligations	(294)	(370)	(59)
Debt issuance costs	—	—	(583)

Net cash provided by (used in) financing activities	1,749	2,837	(5,329)

Effect of exchange rate change on cash and cash equivalents	(2,488)	(1,908)	1,038

Net increase (decrease) in unrestricted cash and cash equivalents	5,555	(3,933)	872
Unrestricted cash and cash equivalents, at beginning of period	3,262	7,195	6,323

Unrestricted cash and cash equivalents, at end of period	$8,817	$3,262	$7,195

Supplemental cash flow information:
Cash paid for interest	$9,670	$18,425	$20,432

Cash paid for taxes	$1,387	$906	$1,312

Supplemental schedule of non-cash transactions:
Purchase of property and equipment and internal-use software through lease obligations	$—	$1,019	$—
See accompanying notes.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
1. Description of Business and Summary of Significant Accounting Policies
Organization and Operations
Spheris Inc. (“Spheris”) is a Delaware corporation. Subsequent to its acquisition by certain institutional investors in November 2004 (the “November 2004 Recapitalization”), Spheris became a wholly-owned subsidiary of Spheris Holding II, Inc. (“Spheris Holding II”), and an indirect wholly-owned subsidiary of Spheris Holding III, Inc. (“Spheris Holding III”), an entity owned by affiliates of Warburg Pincus LLC and TowerBrook Capital Partners LLC, CHS/Community Health Systems, Inc. (“CHS”), and indirectly by certain members of Spheris’ current and past management team.
Spheris and its direct or indirect wholly-owned subsidiaries: Spheris Operations LLC (“Operations”), Spheris Leasing LLC, Spheris Canada Inc., Spheris, India Private Limited (“SIPL”) and Vianeta Communications (“Vianeta”) (sometimes referred to collectively as the “Company”), provide clinical documentation technology and services to health systems, hospitals and group medical practices located throughout the United States. The Company receives medical dictation in digital format from subscribing physicians, converts the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format. As of December 31, 2009, the Company employed approximately 4,000 skilled medical language specialists (“MLS”) in the United States and India. Approximately 1,800 of these MLS work out of the Company’s facilities in India, making the Company one of the largest global providers of clinical documentation technology and services.
Basis of Presentation
For all periods presented in the accompanying consolidated financial statements and footnotes, Spheris is the reporting unit. All dollar amounts shown in these consolidated financial statements and tables in the notes are in thousands unless otherwise noted. The consolidated financial statements include the financial statements of Spheris, including its direct or indirect wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability of assets and the amounts, classification and satisfaction of liabilities that resulted from the uncertainty regarding the Company’s ability to continue as a going concern following its bankruptcy filing and its subsequent sale of assets. See further discussion in Note 2 and Note 22.
In preparing the accompanying consolidated financial statements, the Company evaluated events and transactions that occurred subsequent to December 31, 2009, through the date that the accompanying consolidated financial statements were available to be issued on June 29, 2010.
Revenue Recognition
The Company’s customer contracts contain multiple elements of services. The Company records service revenues as the services are performed and defers one-time fees, which are recognized as revenue over the life of the applicable contracts. Software licensing revenues are recognized upon culmination of the earnings process. Clinical documentation services are provided at a contractual rate, and revenue is recognized when the provision of services is complete including the satisfaction of the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. The Company monitors actual performance against contract standards and provides for credits against billings as reductions to revenues.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of less than three months. At times, cash balances in the Company’s accounts may exceed Federal Deposit Insurance Corporation insurance limits. Consequently, our cash equivalents are subject to potential credit risk. The unrestricted cash amounts of SIPL, the Company’s Indian subsidiary, are included as a component of unrestricted cash. Transfers of funds between the Company’s domestic operations and SIPL may be subject to certain foreign tax effects.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
Restricted Cash
The Company’s cash balances include certain amounts that are being held until the resolution of certain tax matters related to the Vianeta acquisition, as well as amounts currently available for distribution to former HealthScribe Inc. (“Healthscribe”) and Vianeta shareholders. These amounts are reflected as restricted cash in the accompanying consolidated balance sheets. Certain cash deposits made that are being held as security under certain of the Company’s lease obligations are reflected as other noncurrent assets in the accompanying consolidated balance sheets.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded net of an allowance for doubtful accounts based upon factors surrounding the credit risk of a specific customer, historical trends and other information. Accounts receivables are written off against the allowance for doubtful accounts when accounts are deemed to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimation by management. Increases or decreases to the allowance may be made if circumstances or economic conditions change.
A summary of the activity in the Company’s allowance for doubtful accounts for the years ended December 31, 2009, 2008 and 2007, is as follows:

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of period	$1,332	$1,569	$1,191
Provisions and adjustments to expense	344	(55)	476
Write-offs and adjustments, net of recoveries	(1,044)	(182)	(98)

Balance at end of period	$632	$1,332	$1,569

Concentration of Credit Risk
The Company performs ongoing credit evaluations of our customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for 10% or more of the Company’s net revenues during 2009, 2008 or 2007.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized. Equipment under capital lease obligations is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the applicable assets.
Software Costs
The costs of obtaining or developing internal-use software are capitalized. Capitalized software is reported at the lower of unamortized cost or net realizable value and is amortized over its estimated useful life, which is generally two to five years.
The Company charges the development costs of software intended for sale to expense as incurred until technological feasibility is attained. Technological feasibility is attained upon completion of a detailed program design or, in its absence, completion of a working model. The time between the attainment of technological feasibility and completion of software development by the Company historically has been short. The Company capitalizes software acquired through business combinations and technology purchases if the related software under development has reached technological feasibility or if there are alternative future uses for the software.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
Goodwill, Intangibles and Other Long-lived Assets
Goodwill represents the excess of costs over the fair value of assets acquired in a business combination. Goodwill and intangible assets acquired in a business combination with indefinite useful lives are not amortized, but are subject to impairment tests at least annually.
The Company performs an analysis of potential impairment of its goodwill assets annually, or whenever circumstances indicate that the carrying value may be impaired. Goodwill impairment testing requires a two step process. The first step is to identify if a potential impairment exists by comparing the fair value of each reporting unit with its carrying value, including goodwill. Regarding the Company’s specific analysis, this assessment is made at the consolidated Company level as it only has one reporting unit. If the fair value of the reporting unit exceeds the carrying value, goodwill is not considered to have a potential impairment, and the second step is not necessary. However, if the fair value of the reporting unit is less than the carrying value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss, if any.
Additionally, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals. As further discussed in Note 3, the Company performed an analysis during 2009 as circumstances arose that indicated that the carrying value of its goodwill might be significantly impaired.
Income Taxes
The Company’s deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date. The Company periodically assesses the likelihood that net deferred tax assets will be recovered in future periods. To the extent the Company believes that deferred tax assets may not be fully realizable, a valuation allowance is recorded to reduce such assets to the carrying amounts that are more likely than not to be realized. The Company accounts for income taxes associated with SIPL in accordance with Indian tax guidelines and is eligible for certain tax holiday programs pursuant to Indian law.
The Company exercises judgments regarding the recognition and measurement of uncertain tax positions. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising expenses of $0.7 million, $0.8 million, and $1.7 million for the years ended December 31, 2009, 2008 and 2007, respectively, were included as marketing and selling expenses in the accompanying consolidated statements of operations. Advertising costs primarily consist of brand advertising, recruiting for MLS and trade show participation.
Stock-Based Compensation
Spheris Holding III has issued, at various times, restricted stock and stock option grants to the Company’s employees and the Company’s non-employee directors. These restricted stock and stock option grants have been recorded as compensation under general and administrative expenses in the accompanying consolidated statements of operations, due to benefits received by the Company. These restricted stock and stock option grants were valued at fair market value on the date of grant using third-party valuations and typically vest over a three or four-year period from the grant date. Accordingly, compensation expense is currently being recognized ratably over the applicable vesting periods.
The Company recognizes compensation expense, using a fair-value based method, for costs related to share-based payments, including stock options. The fair value of all share-based payments received by the Company’s employees, non-employee directors and other designated persons providing substantial services to the Company is based on the fair value assigned to equity instruments issued by the Company’s indirect parent, Spheris Holding III.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
In connection with an agreement for health information processing services between Operations and Community Health Systems Professional Services Corporation, an affiliate of CHS, Spheris Holding III issued warrants to CHS to purchase shares of common stock of Spheris Holding III upon the attainment of certain revenue milestones set forth in the warrants. Since the warrants were issued by Spheris Holding III in order to induce sales by the Company, the costs of the warrants subject to vesting are recognized over the period in which the revenue is earned and are reflected as a reduction of net revenues in the accompany consolidated statements of operations.
Self-Insurance
The Company is significantly self-insured for employee health and workers’ compensation insurance claims. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims. The Company has consistently accrued the estimated liability for these insurance claims based on its claims experience and the time lag between the incident date and the date the cost is paid by the Company, and based on third-party valuations of the outstanding liabilities. These estimates could change in the future. As of December 31, 2009 and 2008, the Company had $2.2 million and $2.5 million, respectively, in accrued liabilities for employee health and workers’ compensation risks.
In August 2009, the Company converted its self-insured workers’ compensation policy to a premium based policy.
Comprehensive Income (Loss) and Foreign Currency Translation
The Company uses the United States dollar as its functional and reporting currency. SIPL uses the Indian rupee as its functional currency. The assets and liabilities of SIPL were translated using the current exchange rate at the corresponding balance sheet date. Operating statement amounts for SIPL were translated at the average exchange rate in effect during the applicable periods. The resulting translation gains and losses are reflected as a component of other comprehensive income (loss) in the accompanying consolidated statements of stockholders’ equity. Exchange rate adjustments resulting from foreign currency transactions are included in the determination of net income or loss. The income tax effects of the foreign currency translation amounts reflect a change in the tax position as a result of the sale of SIPL stock in April 2010 as discussed in Note 17 and Note 22.
Use of Estimates
The preparation of financial statements in accordance with United States generally accepted accounting principles (“GAAP”) requires management of the Company to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation in the financial statements and notes as of and for the year ended December 31, 2009. These reclassifications primarily reflect transaction charges, costs of proceedings and settlements and operational restructuring charges. These expenses had previously been included in direct costs of revenues, marketing and selling expenses and general and administrative expenses in the accompanying consolidated financial statements. These items are further discussed in Notes 4, 5 and 21. These reclassifications had no effect on the Company’s previously reported results of operations or financial position.
Recently Adopted Accounting Pronouncements
For the interim period ended September 30, 2009, the Company adopted the FASB Accounting Standards CodificationTM (“ASC”), which the Financial Accounting Standards Board (“FASB”) recognizes as the source of authoritative accounting principles to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
On January 1, 2009, the Company adopted the authoritative guidance issued by the FASB on fair value measurement for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. Adoption of the new guidance did not have a material impact on the accompanying consolidated financial statements.
On July 1, 2009, the Company adopted authoritative guidance issued by the FASB on business combinations, which retains the current purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. The guidance also requires the capitalization of in-process research and development at fair value and requires the expensing of acquisition-related costs. The impact of this new guidance did not have a material impact on the accompanying consolidated financial statements as we have not completed any acquisitions subsequent to its adoption.
On July 1, 2009, the Company adopted authoritative guidance issued by the FASB that establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. As all of the Company’s subsidiaries are wholly-owned, adoption of the new guidance did not have a material impact on the Company’s results of operations or financial position.
On January 1, 2009, the Company adopted the authoritative guidance issued by the FASB relative to derivative instruments and hedging activities, which requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within the derivative instruments. The new guidance requires disclosure of the amounts and location of derivative instruments included in an entity’s financial statements, as well as the accounting treatment of such instruments and the impact that hedges have on an entity’s financial position, financial performance and cash flows. See Note 6 for the Company’s disclosures about its derivative financial instruments.
Beginning with the interim period ended June 30, 2009, the Company adopted the authoritative guidance issued by the FASB that establishes general standards of accounting for and disclosure of events occurring subsequent to the balance sheet date but before financial statements are issued or are available to be issued. The new guidance requires entities to disclose the date through which it has evaluated subsequent events and the basis for determining that date. See the Company’s disclosure relative to this new guidance above in this Note 1.
In August 2009, the FASB issued new authoritative guidance on the measurement and disclosure of the fair value of liabilities that clarifies the valuation methodologies that may be used when a quoted market price in an active market for an identical liability is not available. This guidance was effective for the Company beginning October 1, 2009. The adoption of this guidance did not have a material impact on the accompanying consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In October 2009, the FASB issued ASC 985-605, “Revenue Recognition Software”, on revenue recognition that will become effective for the Company beginning January 1, 2011, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate consideration received using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. The Company has not yet fully evaluated the impact that this new guidance will have on its financial statements.
On September 23, 2009, the FASB ratified ASC 605-25, “Revenue Recognition with Multiple Element Arrangements” (“ASC 605-25”). ASC 605-25 requires the allocation of consideration among separately identified deliverables contained within an arrangement, based on their related selling prices. The Company utilizes current accounting guidance, also titled “Revenue Arrangements with Multiple Deliverables,” in the recognition of revenue associated with the Company’s customer contracts that contain multiple elements of services. ASC 605-25 will become effective for the Company beginning January 1, 2011. The Company has not yet fully evaluated the impact that this new guidance will have on its financial statements.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
In January 2010, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures”, an amendment to earlier authoritative guidance concerning fair value measurements and disclosures. This amendment requires an entity to: (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 (as described in Note 6) fair value measurements and describe the reasons for the transfers and (ii) present separate information for Level 3 (as described in Note 6) activity pertaining to gross purchases, sales, issuances, and settlements. This guidance will become effective for the Company beginning January 1, 2010. The Company has not yet fully evaluated the impact that this new guidance will have on its financial statements.
2. Going Concern
The accompanying consolidated financial statements for the year ended December 31, 2009 were prepared under the assumption that the Company would continue to operate as a going concern as of December 31, 2009, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As of December 31, 2009, the Company faced various uncertainties that raised substantial doubt about its ability to continue as a going concern.
On February 3, 2010, the Company, along with the other Debtors (as defined in Note 22), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code. On February 2, 2010, the Debtors entered into an agreement, as amended April 15, 2010, under which the Debtors agreed to sell substantially all of their assets to MedQuist Inc. (“MedQuist”) and the stock of SIPL to CBay Inc. (“CBay” and together with Medquist, the “Purchasers”), portfolio companies of CBay Systems Holdings Ltd. and providers of medical transcription software and services. In addition, the Purchasers agreed to assume certain liabilities in connection with such sale. As further discussed in Note 22, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the sale on April 15, 2010, and the sale was consummated on April 22, 2010.
3. Impairment of Goodwill
The Company performed an interim analysis of its goodwill as circumstances arose that indicated that the carrying value of its goodwill may be impaired. The potential impairment was primarily due to deteriorating economic conditions and lower projected future cash flows as of September 30, 2009. Regarding the Company’s specific analysis, this assessment was made at the consolidated Company level as the Company only has one reporting unit. The Company compared the fair value of its reporting unit with its carrying value, including goodwill, and identified a potential impairment. The Company assigned the estimated fair value of the reporting unit to its respective assets and liabilities, including goodwill, to determine if an impairment charge was required. Fair value of the reporting unit was estimated based upon internal evaluations and through the use of independent third-party valuation professionals. The impairment test resulted in an impairment charge of $198.9 million. The remaining balance of goodwill of approximately $20 million is reflected in the accompanying consolidated balance sheet as of December 31, 2009.
The Company bases its estimates of fair value on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates, which may require an additional impairment charge that could have a material adverse impact on the Company’s financial position and results of operations.
4. Transaction Costs
During 2009, the Company evaluated multiple strategic opportunities including a technology license agreement, a sale of the Company or its assets, or a restructuring of its capital structure. The Company, along with the other Debtors, ultimately chose to pursue a sale of their assets pursuant to voluntary filings under Chapter 11 of the United States Bankruptcy Code as further described in Note 22. In connection with evaluating and pursuing its options, the Company retained financial and other advisors, including restructuring professionals. These fees included (a) costs paid to professionals and others in connection with evaluating, preparing for, and pursuing filing for Chapter 11 relief, (b) costs paid to professionals and others related to evaluating, preparing for, and pursuing sales and licensing options, (c) costs paid to creditors and creditor committee advisors, including costs incurred to obtain interim financing facilities, and (d) costs to retain key employees. Some of the professionals engaged to assist the Company in these efforts were utilized to perform multiple functions.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
The total of all of the related costs to the Company for services performed through December 31, 2009, prior to the Company’s and the other Debtors’ filing for bankruptcy in February 2010, were $7.0 million, and are reflected as transaction charges in the accompanying consolidated statements of operations. There were $1.6 million of retainers representing prepayments for services reflected as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2009. Additionally, there were $0.3 million of prepaid retention bonus amounts related to employee obligations reflected as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2009.
5. Costs of Legal Proceedings and Settlements
On November 6, 2007, the Company was sued for patent infringement by Anthurium Solutions, Inc. in the United States District Court for the Eastern District of Texas, alleging that the Company had infringed and continues to infringe United States Patent No. 7,031,998 through the Company’s use of its Clarity technology platform. The complaint also alleged claims against MedQuist and Arrendale Associates, Inc., and sought injunctive relief and damages. The Company entered into a Mutual Release and Settlement Agreement with Anthurium on August 19, 2009, the terms of which are confidential. Defense costs, in addition to the confidential settlement paid during 2009, were $1.2 million and $0.4 million for the years ended December 31, 2009 and 2008, respectively, and were reflected as costs of legal proceedings and settlements in the accompanying consolidated statements of operations.
6. Fair Value of Financial Instruments
Derivative Financial Instruments
The Company holds certain derivative financial instruments that are required to be measured at fair value on a recurring basis. These derivative financial instruments are utilized by the Company to mitigate risks related to interest rates and foreign currency exchange rates. The derivatives are measured at fair value in accordance with the established fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following three levels:
•	Level 1 — observable inputs such as quoted prices in active markets.

•	Level 2 — inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3 — unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Company entered into certain interest rate management agreements with a single counterparty to reduce its exposure to fluctuations in market interest rates under the 2007 Senior Credit Facility (as defined in Note 13). An event of default under the 2007 Senior Credit Facility would create an event of default under these interest rate management agreements, which may cause amounts due under these agreements to become due and payable. The Company’s accounting for these derivative financial instruments did not meet hedge accounting criteria. Accordingly, changes in fair value were included as a component of other (income) expense in the accompanying consolidated statements of operations.
The fair value of these interest rate management agreements was determined using valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis considered the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The interest rates used in the calculation of projected cash flows were based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.
Although the Company determined that the majority of the inputs used to value its interest derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its interest derivatives. As a result, the Company determined that its valuations for the interest derivatives in their entirety were classified in Level 2 of the fair value hierarchy. This contract expires during 2010. As a result, the full amount of the liability at December 31, 2009 of $1.7 million is reflected as a component of other current liabilities in the accompanying consolidated balance sheets.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
Payments to SIPL are denominated in United States dollars. In order to hedge against fluctuations in exchange rates, SIPL historically maintained a portfolio of forward currency exchange contracts, which were transacted with a single counterparty. The Company’s accounting for these derivative financial instruments, all of which expired during 2009, did not meet the hedge accounting criteria. Accordingly, changes in fair value were included as a component of other (income) expense in the accompanying consolidated statements of operations.
The Company determined the fair value of its foreign currency exchange contracts utilizing inputs for similar or identical assets or liabilities that were either readily available in public markets, derived from information available in publicly quoted markets or quoted by counterparties to these contracts. The future value of each contract out to its maturity was calculated using observable market data, such as the foreign currency exchange rate forward curve. The present value of each contract was then determined by using discount factors based on the forward curve for the more liquid currency. Additionally, the Company incorporated credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements.
Although the Company determined that the majority of the inputs used to value its foreign currency exchange contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these derivatives utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. The Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the Company determined that its valuations for the foreign currency exchange contracts in their entirety were classified in Level 2 of the fair value hierarchy.
The Company’s derivative financial instruments measured at fair value on a recurring basis and recorded in the accompanying consolidated balance sheets were as follows:

	Classification in the
	Accompanying Consolidated	December 31,	December 31,
	Balance Sheets	2009	2008
Interest rate management agreements	Other current liabilities	$1,687	$106
	Other noncurrent liabilities	—	2,360

	Total	$1,687	$2,466

Foreign currency exchange contracts	Other current liabilities	$—	$1,016

The (gains) losses from changes in fair value of the Company’s derivative financial instruments, as recorded in the accompanying consolidated statements of operations, were as follows:

	Location of (Gain)	Year Ended December 31,
	Loss Recognized	2009	2008
Interest rate management agreements	Other (income) expense	$(779)	$1,366
Foreign currency exchange contracts	Other (income) expense	(1,016)	1,227

Total		$(1,795)	$2,593

Senior Subordinated Notes
The Company’s Senior Subordinated Notes had a quoted market value of $63.8 million and $37.5 million at December 31, 2009 and December 31, 2008, respectively. The Company determined that its valuation of its Senior Subordinated Notes was classified in Level 1 of the fair value hierarchy as the fair value was determined through quoted prices in active markets. The carrying value of the Senior Subordinated Notes was $123.6 million at December 31, 2009, as included in current portion of long-term debt and lease obligations, and was $123.2 million at December 31, 2008, as included in long-term debt and lease obligations, in the accompanying consolidated balance sheets.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
7. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Prepaid expenses	$1,788	$1,381
Income taxes receivable	211	752
Due from affiliate	—	832
Other receivables	1,354	1,254
Prepaid professional fees	1,557	—
Prepaid payroll	1,410	—
Debt issuance costs, net	1,285	—
Other	410	211

Total prepaid expenses and other current assets	$8,015	$4,430

Amounts due from affiliate relate to expenses paid on behalf of Spheris Holding III. Due to circumstances described in Note 22, management has provided a reserve for the full amount at December 31, 2009. Accordingly, a bad debt expense was recorded for $0.8 million relating to the write-off of this amount in the direct costs of revenues on the consolidated statement of operations for the year ended December 31, 2009.
Prepaid payroll for the year ended December 31, 2009 was a result of the Company’s decision to prefund payroll at December 31, 2009.
The classification of debt issuance costs at December 31, 2009 was a result of the classification of the related debt reflected in total current liabilities as discussed in Note 13.
8. Property and Equipment, Net
Property and equipment at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Furniture and equipment	$2,120	$2,550
Leasehold improvements	5,442	5,874
Computer equipment and software	27,359	25,427

	34,921	33,851
Less accumulated depreciation and amortization	(25,139)	(21,542)

Property and equipment, net	$9,782	$12,309

The amounts above include assets acquired under financed lease obligations of $0.5 million as of both December 31, 2009 and 2008. Depreciation expense, including amortization on equipment under capital lease obligations, of $6.2 million, $6.3 million, and $5.4 million was recorded in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007, respectively.
Capitalized interest on leasehold improvements of approximately $0.02 million and $0.01 million for the years ended December 31, 2008 and 2007, respectively, was recorded as a reduction to interest expense in the accompanying consolidated statements of operations.
9. Internal-Use Software, Net of Amortization
The Company capitalizes its costs to purchase and develop internal-use software, which is utilized primarily to provide clinical documentation technology and services to its customers. Net purchased and developed software costs at December 31, 2009 and 2008 consisted of the following:

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009

	2009	2008
Software under development	$135	$933
Software placed in service	17,572	16,363

	17,707	17,296
Less accumulated amortization	(16,686)	(15,710)

Internal-use software, net	$1,021	$1,586

Amortization on projects begins when the software is ready for its intended use and is recognized over the expected useful life, which is generally two to five years. Amortization expense related to internal-use software costs was $1 million, $1.4 million and $2.9 million for the years ended December 31, 2009, 2008 and 2007, respectively, and was included in depreciation and amortization in the accompanying consolidated statements of operations.
Capitalized interest on internal-use software development projects of approximately $28,000, $29,000 and $23,000 for the years ended December 31, 2009, 2008 and 2007, respectively, was recorded as a reduction to interest expense in the accompanying consolidated statements of operations.
10. Customer Contracts
In connection with the November 2004 Recapitalization, the Company assigned a value of $50.7 million as the fair value of Spheris customer contracts existing as of the date of the transaction. These contracts were amortized over an expected life of four years and were fully amortized as of December 31, 2008. In connection with the HealthScribe acquisition in December 2004, the Company assigned a value of $13.1 million to the acquired contracts. These contracts were amortized over an estimated life of four years and were fully amortized as of December 31, 2008. Additionally, the Company assigned a value of $0.1 million for customer contracts acquired in connection with the Vianeta acquisition consummated on March 31, 2006. These contracts were amortized over an expected life of three years and were fully amortized as of December 31, 2009. Amortization expense for customer contracts for the years ended December 31, 2009, 2008 and 2007 was $9,000, $14.0 million, and $16.0 million, respectively.
11. Other Noncurrent Assets
Other noncurrent assets of the Company at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Debt issuance costs, net	$—	$1,643
Lease deposits	1,283	1,042
Insurance security deposits	1,847	2,288
Other	158	486

Total other noncurrent assets	$3,288	$5,459

Debt issuance costs are amortized to interest expense over the life of the applicable credit facilities using the effective interest method. These amounts were reflected in prepaid expense and other current assets as discussed in Note 7 and Note 13. Insurance security deposits include amounts deposited to secure certain self-insurance obligations.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
12. Other Current Liabilities
Other current liabilities of the Company at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Accrued acquisition liabilities	$299	$309
Taxes payable	227	339
Accrued interest	7,448	573
Accrued fees for professional services	67	209
Accrued group purchasing organization fees	315	867
Reserve for sales credits and adjustments	1,136	568
Restructuring charges	27	484
Deferred rent	326	605
Derivative financial instruments	1,687	1,016
Other	411	357

Total other current liabilities	$11,943	$5,327

The increase in accrued interest for the year-ended December 31, 2009 was caused by the Company’s decision to not make its scheduled interest payment on its Senior Subordinated Notes, as further described in Note 13.
13. Debt
Outstanding debt obligations of the Company at December 31, 2009 and 2008 consisted of the following:

	December 31,	December 31,
	2009	2008
2007 Senior Credit Facility, net of discount, with principal due at maturity on July 17, 2012; interest payable periodically at variable rates. The weighted average interest rate was 5.75% at December 31, 2009	$74,552	$72,290
11.0% Senior Subordinated Notes, net of discount, with principal due at maturity in December 2012; interest payable semi-annually in June and December	123,578	123,208
Financed lease obligations	390	684

	198,520	196,182
Less: Current portion of long-term debt and financed lease obligations	(198,440)	(683)

Long-term debt and financed lease obligations, net of current portion	$80	$195,499

In July 2007, the Company entered into a financing agreement (the “2007 Senior Credit Facility”), which consisted of a term loan in the amount of $69.5 million and a revolving credit facility in an aggregate principal amount not to exceed $25.0 million at any time outstanding. The revolving loans and the term loan bore interest at LIBOR plus an applicable margin or a reference bank’s base rate plus an applicable margin, at the Company’s option. Under the revolving credit facility, the Company was permitted to borrow up to the lesser of $25.0 million or a loan limiter amount, as defined in the 2007 Senior Credit Facility, less amounts outstanding under letters of credit. As of December 31, 2009, the Company had $5.7 million outstanding under the revolver portion of the 2007 Senior Credit Facility.
Based on 2009 results of operations, the Company would not have complied with the covenant requirements under the 2007 Senior Credit Facility. The Company elected not to report its financial results pursuant to year-end covenant requirements under this facility, and the Company, along with the other Debtors, filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in February 2010. As a result, all amounts due under the 2007 Senior Credit Facility are reflected as current obligations in the accompanying consolidated balance sheets. All amounts due

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
under this facility were paid in full on April 22, 2010 in connection with the Debtors’ sale of substantially all of their assets to MedQuist and the stock of SIPL to CBay, as further described in Note 22.
Under the 2007 Senior Credit Facility, Operations was the borrower. The 2007 Senior Credit Facility was secured by substantially all of Operations’ assets and is guaranteed by Spheris, Spheris Holding II and all of Operations’ subsidiaries, except SIPL. The 2007 Senior Credit Facility contained certain covenants which, among other things, limited the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements. The 2007 Senior Credit Facility also contained customary events of default, including breach of financial covenants, the occurrence of which could allow the collateral agent to declare any outstanding amounts to be due and payable. The financial covenants contained in the 2007 Senior Credit Facility included (a) a maximum leverage test, (b) a minimum fixed charge coverage test and (c) a minimum earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”, as defined under the 2007 Senior Credit Facility) requirement, among others.
In connection with the borrowings under the 2007 Senior Credit Facility, the Company incurred $0.6 million and $1.1 million in debt issuance costs and debt discounts, respectively. These costs are being amortized as additional interest expense over the term of the debt. The balance of the issuance costs at December 31, 2009 of $0.3 million, net of accumulated amortization, was reflected in prepaid expenses and other current assets in the accompanying consolidated balance sheet. The debt discount at December 31, 2009 of $0.7 million was reflected as a reduction in the carrying amount of the debt under the 2007 Senior Credit Facility.
Senior Subordinated Notes
In December 2004, the Company issued its Senior Subordinated Notes, which mature on December 15, 2012 (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at a fixed rate of 11.0% per annum. Interest is payable in semi-annual installments through maturity on December 15, 2012. The Company did not file a Form 10-Q with the SEC for the third quarter of 2009 which violated certain covenants in the Indenture. In addition, the Company elected not to make its scheduled interest payment on December 15, 2009. As a result, the Company received a notice from the Indenture Trustee on December 16, 2009 that an Event of Default had occurred, as defined in the Indenture. As further described in Note 22, the Company, along with the other Debtors, elected to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on February 3, 2010. Resolution of final payments due under the Senior Subordinated Notes is subject to the Company’s ongoing bankruptcy case.
The Senior Subordinated Notes are junior to the obligations of the 2007 Senior Credit Facility. The Senior Subordinated Notes are guaranteed by the Company’s domestic operating subsidiaries. The Senior Subordinated Notes contain certain restrictive covenants that place limitations on the Company regarding incurrence of additional debt, payment of dividends and other items as specified in the indenture governing the Senior Subordinated Notes. An acceleration of outstanding indebtedness under the 2007 Senior Credit Facility creates an event of default under the Senior Subordinated Notes, which would allow the trustee or requisite holders of Senior Subordinated Notes to declare the Senior Subordinated Notes to be due and payable. As a result of the default under the 2007 Senior Credit Facility, the Company has reflected all amounts due under the Senior Subordinated Notes as a current obligation in the accompanying consolidated balance sheets as of December 31, 2009.
The Company incurred $1.9 million and $2.9 million in debt issuance costs and debt discounts, respectively, in connection with the Senior Subordinated Notes. These costs are being amortized as additional interest expense over the term of the Senior Subordinated Notes. The remaining balance of the issuance costs at December 31, 2009 of $0.9 million, net of accumulated amortization, was reflected in prepaid expenses and other current assets in the accompanying consolidated balance sheet. The remaining debt discount at December 31, 2009 of $1.4 million was reflected as a reduction in the carrying amount of the Senior Subordinated Notes.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
14. Other Noncurrent Liabilities
Other noncurrent liabilities of the Company at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Deferred rent	$2,735	$2,569
Derivative financial instruments	—	2,360
Accrued workers compensation	399	506
Other	236	275

Total other noncurrent liabilities	$3,370	$5,710

The change in the derivative financial instruments reflects the foreign currency exchange contracts which expired during 2009 and the reflection of the interest rate management agreements in other current liabilities as described in Note 6 and reflected in Note 12.
15. Contractual Obligations
The following summarizes future minimum payments under the Company’s contractual obligations as of December 31, 2009:

	Operating	Financed Lease	Purchase
	Leases	Obligations	Obligations
2010	$3,576	$325	$1,620
2011	3,704	81	403
2012	3,879	—	—
2013	3,119	—	—
2014	2,458	—	—
Thereafter	4,592	—	—

Total minimum payments	$21,328	$406	$2,023

The Company leases certain equipment and office space under noncancellable operating leases. The majority of the operating leases contain annual escalation clauses. Rental expense for these operating leases is recognized on a straight-line basis over the term of the lease. Total rent expense for the years ended December 31, 2009, 2008 and 2007 was $1.7 million, $1.8 million and $1.9 million, respectively, under these lease obligations. As of December 31, 2009, the Company had $1.3 million on deposit as security for certain operating leases. The deposits are included in other noncurrent assets in the accompanying consolidated balance sheet.
The Company also leases certain hardware and software under capital leases as defined in accordance with the provisions of ASC 840 “Leases”. The related assets under capital lease obligations are included in property and equipment, net in the accompanying consolidated balance sheets. Amortization expense related to assets under leases was $0.3 million, $0.3 million and $0.1 million, respectively, for the years ended December 31, 2009, 2008 and 2007 and was included in depreciation and amortization in the accompanying consolidated statements of operations. Future minimum payments under these capital leases include interest of approximately $15,000. The present value of net minimum lease payments is approximately $0.4 million, with $0.3 million classified as current portion of long-term debt and lease obligations and $0.1 million classified as long-term debt and lease obligations, net of current portion in the accompanying consolidated balance sheet at December 31, 2009.
Purchase obligations represent contractual commitments with certain telecommunications vendors and technology providers that include minimum purchase obligations.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
As part of the sale agreement dated April 15, 2010 between the Debtors and the Purchasers (as described in Note 22), all of the non-cancellable operating leases, financed lease obligations and purchase obligations were assigned to the Purchasers as of April 22, 2010.
16. Stockholders’ Equity
Subsequent to the November 2004 Recapitalization, Spheris Holding III approved the establishment of the Spheris Holding III, Inc. Stock Incentive Plan (as amended to date, the “Plan”) for issuance of common stock to employees, non-employee directors and other designated persons providing substantial services to the Company. As of December 31, 2009, 15.6 million shares have been authorized for issuance under the Plan. Shares are subject to restricted stock and stock option agreements and typically vest over a three or four-year period. As of December 31, 2009, an aggregate of 12.1 million shares of restricted stock and 1.9 million stock options were issued and outstanding under the Plan. Additionally, 0.1 million shares of Series A convertible preferred restricted stock have been issued by Spheris Holding III to one of the Company’s former board members for services rendered. As these shares were issued for services to be provided to the Company, compensation expense of $0.2 million, $0.5 million and $0.4 million was reflected in general and administrative expenses in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007, respectively.
Under provisions of the Plan, all unvested shares and options shall immediately vest and become exercisable upon an event of a “change in control”. The sale of the Company’s assets as a result of the APA discussed in Note 22 constituted a “change in control” under these provisions. Accordingly, all unvested options and shares were immediately vested and exercisable on April 22, 2010.
During October 2008, Spheris Holding III issued warrants to CHS to purchase 14.3 million shares of common stock of Spheris Holding III upon the attainment of certain revenue milestones set forth in the warrants. The costs of the warrants subject to vesting are recognized over the period in which the revenue is earned and are reflected as a reduction of revenue. Accordingly, $23,000 of such costs was reflected as a reduction to net revenues in the accompanying consolidated statements of operations for the year ended December 31, 2008 while none was recognized during 2009.
17. Income Taxes
Income tax benefit on income (loss) consisted of the following for the periods presented:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Current:
Federal	$—	$—	$17
State	84	117	226
Foreign	632	531	59

Total current provision	716	648	302

Deferred:
Federal	(12,712)	2,800	(6,680)
State	(2,629)	465	384
Foreign	54	(43)	138

Total deferred (benefit) expense	(15,287)	3,222	(6,158)

Total (benefit from) provision for income taxes	$(14,571)	$3,870	$(5,856)

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
A reconciliation of the U.S. federal statutory rate to the effective rate is as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2009	2008	2007
Federal tax at statutory rate	$(70,683)	$(5,206)	$(5,854)
State income taxes	(944)	(442)	(90)
Permanent differences for goodwill impairment	66,703	—	—
Permanent differences, other	943	378	285
Foreign tax / tax holiday	(1,245)	(47)	(18)
(Decrease) increase in valuation allowance	(8,294)	9,192	47
Tax credits adjusted due to rate change	(1,048)	9	(219)
Other	(3)	(14)	(7)

Total (benefit from) provision for income taxes	$(14,571)	$3,870	$(5,856)

The components of the Company’s deferred tax assets and liabilities at December 31, 2009 and 2008 were as follows:

	2009	2008
Deferred tax assets:
Allowance for doubtful accounts	$567	$505
Accrued liabilities	2,413	2,751
Depreciation	930	861
Net operating losses – federal	37,753	35,539
Net operating losses – state	3,037	2,824
Tax credits	591	591
Amortization expense – goodwill and start-up costs	2,954	681
Other	5,459	2,316

Total deferred tax assets	53,704	46,068
Valuation allowance – federal	(32,620)	(40,116)
Valuation allowance – state	(2,490)	(3,288)

Net deferred tax assets	18,594	2,664

Deferred tax liabilities:
Amortization expense – customer list and technology	—	(557)
Other	(2,261)	(2,035)

Total deferred tax liabilities	(2,261)	(2,592)

Net deferred tax assets	$16,333	$72

The Company’s deferred tax assets and liabilities are reported in the accompanying consolidated balance sheets at December 31, 2009 and 2008 as follows:

	2009	2008
Deferred taxes (current assets)	$11,995	$372
Deferred taxes (noncurrent assets)	4,338	—
Deferred tax liabilities (noncurrent liabilities)	—	(300)

Net deferred tax assets	$16,333	$72

The Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. The valuation allowance decreased by $8.3 million during 2009 due to the sale of most of the Company’s assets on April 22, 2010 (see Note 22) which will allow the realization of certain of the Company’s deferred tax assets,

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
compared with an increase of $9.2 million during 2008. Future changes in valuation allowance amounts will be reflected as a component of provision for (benefit from) income taxes in future periods.
In the United States, the Company benefitted from federal and state net operating loss carryforwards. The Company’s consolidated federal net operating loss carryforwards available to reduce future taxable income were $107.9 million and $104.5 million at December 31, 2009 and 2008, respectively, which began to expire in 2007. State net operating loss carryforwards at December 31, 2009 and 2008 were $71.5 million and $67.3 million, respectively, and began to expire in 2005. The majority of these federal and state net operating loss carryforwards are restricted due to limitations associated with ownership change, and as such, are reserved to reduce the amount that is more likely than not to be realized. In addition, the Company has alternative minimum tax credits which do not have an expiration date and certain other federal tax credits that will begin to expire in 2014.
In connection with the HealthScribe acquisition, the Company acquired a wholly-owned Indian subsidiary, SIPL. The Company accounts for income taxes associated with SIPL in accordance with ASC 740, “Income Taxes”, following Indian tax guidelines. At December 31, 2008, the Company was considered permanently reinvested in SIPL; accordingly, deferred taxes were not provided on the outside basis differences. Due to the subsequent event of the sale of SIPL stock in April 2010, the Company was no longer deemed to be indefinitely reinvested in SIPL. Accordingly deferred tax was provided on the outside basis differences for the year ended December 31, 2009.
Prior to 2009, because the Company was considered permanently reinvested in SIPL, no taxes were provided on accumulated translation adjustments recorded in other comprehensive income. Due to the subsequent event of the sale of SIPL stock, the net income tax effect of the currency translation adjustments related to SIPL is reflected in other comprehensive income for the year ended 2009.
Spheris Holding III and related subsidiaries (the “filing group members”) file their U.S. federal and certain state income tax returns on a consolidated, unitary, combined or similar basis. To accurately reflect each filing group member’s share of consolidated tax liabilities on separate company books and records, on November 5, 2004, Spheris Holding III and each of its subsidiaries entered into a tax sharing agreement. Under the terms of the tax sharing agreement, each subsidiary of Spheris Holding III is obligated to make payments on behalf of Spheris Holding III equal to the amount of the federal and state income taxes that its subsidiaries would have owed if such subsidiaries did not file federal and state income tax returns on a consolidated, unitary, combined or similar basis. Likewise, Spheris Holding III may make payments to subsidiaries if it benefits from the use of a subsidiary loss or other tax benefit. The tax sharing agreement allows each subsidiary to bear its respective tax burden (or enjoy use of a tax benefit, such as a net operating loss) as if its return was prepared on a stand-alone basis. To date, no amounts have been paid under this agreement.
Operations pays certain franchise tax obligations on behalf of Spheris Holding III. Approximately $0.7 million of payments by Operations related to these taxes were reflected by the Company as a receivable due from affiliate and subsequently written off as bad debt expense described in Note 7 in the accompanying consolidated statement of operations for the year ended December 31, 2009.
The Company analyzed filing positions for all federal, state and international jurisdictions for all open tax years where it is required to file income tax returns. Although the Company files tax returns in every jurisdiction in which it has a legal obligation to do so, it has identified the following as “major” tax jurisdictions: Tennessee and Texas, as well as India. Within these major jurisdictions, the Company has tax examinations in progress related to transfer pricing rates for its Indian facilities, as discussed in Note 19. Based on the facts of these examinations, the Company believes that it is more likely than not that it will be successful in supporting its current positions related to the applicable filings. The Company believes that all income tax filing positions and deductions will be sustained upon audit and does not anticipate any adjustments resulting in a material adverse impact on the Company’s financial condition, results of operations or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10, “Income Taxes – Overall” (“ASC 740-10”). In addition, the Company did not record a cumulative effect adjustment related to the adoption of ASC 740-10.
18. Employee Benefit Plans
The Company sponsors an employee savings plan, the Spheris Operations 401(k) Plan (the “Spheris 401(k) Plan”), which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
(“IRC”). Under the provisions of the Spheris 401(k) Plan, participants may elect to contribute up to 75% of their compensation, up to the amount permitted under the IRC. The Company also sponsored the Spheris Operations Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the provisions of the Deferred Compensation Plan, participants may elect to defer up to 50% of base salary and up to 100% of incentive pay, as defined in the plan. This plan was terminated on October 22, 2009.
At the Company’s option, the Company may elect to match up to 50% of the employees’ first 4% of wages deferred, in aggregate, to the Spheris 401(k) Plan. In the event the Spheris 401(k) Plan participant’s contributions are limited under provisions of the IRC and the participant is also deferring amounts into the Deferred Compensation Plan, then such matching amounts may be made to the Deferred Compensation Plan. The Company recognizes the matching expense during the year the discretionary match is awarded while the actual cash contribution is made to the plan in the following year. The Company made a cash contribution of $1.1 million in 2008 related to matches for the 2007 plan year. The Company elected not to make any matching contributions in 2009 or 2008 related to the 2008 and 2007 plan years.
The Company offers medical benefits to substantially all full-time employees through the use of both Company and employee contributions to third-party insurance providers. The Company is significantly self-insured for certain losses related to medical claims. The Company’s expense for these benefits totaled $4.4 million, $4.4 million and $4.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.
19. Commitments and Contingencies
Litigation
In addition to the litigation described in Note 5, the Company is also subject to various other claims and legal actions that arise in the ordinary course of business. In the opinion of management, any amounts for probable exposures are adequately reserved for in the accompanying consolidated financial statements, and the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.
Employment Agreements
The Company has employment agreements with certain members of senior management that provide for the payment to these persons of amounts equal to their applicable base salary, unpaid annual bonus and health insurance premiums over the applicable periods specified in their individual employment agreements in the event the employee’s employment is terminated without cause or certain other specified reasons. The maximum contingent liabilities, excluding any earned but unpaid amounts accrued in the accompanying consolidated financial statements, under these agreements were $1.0 million and $1.6 million at December 31, 2009 and 2008, respectively.
Tax Assessment
SIPL received notification of a tax assessment resulting from a transfer pricing tax audit by Indian income tax authorities amounting to 52.2 million Rupees (approximately $1.1 million), including penalties and interest, for the fiscal tax period ended March 31, 2004 (the “2004 Assessment”). In January 2007, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Indian income tax authorities have required the Company to make advance payments toward the 2004 Assessment amounting to 43.1 million Rupees (approximately $0.9 million). Any amounts paid by the Company related to the 2004 Assessment are subject to a claim by the Company for reimbursement against escrow funds related to the Company’s December 2004 acquisition of HealthScribe and its subsidiaries (the “HealthScribe Escrow”). Accordingly, the Company has recorded the advance payments as receivables from the escrow funds, which are reflected as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2009.
During the fourth quarter of 2008, SIPL received notification of a tax assessment from a transfer pricing tax audit by Indian income tax authorities amounting to 40.6 million Rupees (approximately $0.8 million), including penalties and interest, for the fiscal tax period ended March 31, 2005 (the “2005 Assessment”). In December 2008, the Company filed a formal appeal with the India Commissioner of Income Tax. Prior to resolution of the Company’s appeals process, the Company was required to provide a bank guarantee in January 2009 for the full amount of the 2005 Assessment. The guarantee amount is included in restricted cash in the accompanying consolidated balance sheet as of December 31, 2009. Approximately $0.6 million of the 2005 Assessment is subject to a claim for reimbursement against the HealthScribe Escrow.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
In May, 2010 the Company was informed that the competent authorities of India and the United States (the “Competent Authorities”) had met regarding the assessments for the two years above. The Company was informed that the Competent Authorities had reached an agreement regarding the transfer pricing that should have been used for transactions between SIPL and its related U.S. entities for the two years mentioned above. Based on this agreement, the tax assessment for the fiscal tax periods ended March 31, 2004 and March 31, 2005 would be reduced to approximately 36.6 million Rupees (approximately $781,000) and 17.2 million Rupees (approximately $366,000), respectively. An agreement reached by the Competent Authorities under the U.S./India Income Tax Treaty is not binding on the parties involved. The Company is currently assessing the impact of the proposed settlement and has not recorded a liability under the provision of ASC 740-10 in the accompanying consolidated financial statements ending December 31, 2009.
If the assessments were brought forward from March 31, 2005 through December 31, 2009, a reasonable estimate of additional liability could range from zero to $6.2 million, contingent upon the final outcome of the claim. Payment of such amounts would also result in potential credit adjustments to the Company’s U.S. federal tax returns. The Company currently believes that it is more likely than not that it will be successful in supporting its position relating to these assessments. Accordingly, the Company has not recorded any accrual for contingent liabilities associated with the tax assessments as of December 31, 2009 or December 31, 2008.
During the second quarter of 2009, SIPL received an assessment order from Indian income tax authorities pertaining to an inquiry regarding prior years’ usage of net operating losses originating in 1999. The final assessment could potentially amount to 5.6 million Rupees (approximately $0.1 million).
20. Related Party Transactions
On October 3, 2008 (amended December 23, 2009), Operations entered into an agreement for health information processing services with Community Health Systems Professional Services Corporation, an affiliate of Community Health Systems, Inc. (“CHS”), to provide clinical documentation technology and services to certain of its affiliated hospitals (“CHS Services Agreement”). The Bankruptcy Court approved the assumption of the CHS Services Agreement, as amended, on March 17, 2010.
Contemporaneously with entering into the CHS Services Agreement, CHS became a minority owner in Spheris Holding III, the Company’s indirect parent. The Company provided clinical documentation technology and services to CHS in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s-length negotiations between unrelated parties. The Company recognized net revenues from this customer of $4.0 million and $1.4 million during the three months ended March 31, 2010 and 2009, respectively, in the accompanying condensed consolidated statements of operations.
In March 2010, Spheris Holding III transferred $9.2 million to the Debtors.
21. Restructuring Charges
During October 2008, the Company commenced an operational restructuring plan to effect changes in both the Company’s management structure and the nature and focus of its operations. The Company initially recognized $0.5 million of operational restructuring charges, including one-time termination benefits and other restructuring related charges, pursuant to this operational restructuring plan during the fourth quarter of 2008. As a continuation of the plan during 2009, the Company eliminated a significant portion of its U.S. based administrative and corporate workforce, recognizing an additional $0.8 million of operational restructuring charges, including one-time termination benefits and other operational restructuring related charges.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
The following table sets forth the activity for accrued operational restructuring charges, included in other current liabilities in the accompanying consolidated balance sheets:

Balance at December 31, 2008	$484
Operational restructuring charges	775
Cash payments	(1,232)

Balance at December 31, 2009	$27

22. Subsequent Events
Bankruptcy Proceedings
Chapter 11 Bankruptcy Filings
On February 3, 2010 (the “Petition Date”), the 100% owner of Spheris Inc., Spheris Holding, II, Inc., filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court. Simultaneously, Spheris, Operations, and its subsidiaries: Spheris Canada Inc., Spheris Leasing LLC, and Vianeta (collectively, the “Debtors”) also filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. SIPL did not file for relief under the Bankruptcy Code.
As of the issuance date of these financial statements, the Debtors are currently operating as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. In general, the Debtors are authorized to continue to operate as ongoing businesses, but may not engage in transactions outside the ordinary course of business without the approval of the Bankruptcy Court.
Stock and Asset Purchase Agreement
On February 2, 2010, the Debtors entered into a Stock and Asset Purchase Agreement, as amended April 15, 2010 (the “APA”), with the Purchasers. The APA outlines the arrangement whereby the Debtors agreed to sell substantially all of their assets to Medquist, and the stock of SIPL to CBay. In addition, the Purchasers agreed to assume certain liabilities in connection with such sale, all subject to the approval of the Bankruptcy Court.
On April 15, 2010, the Bankruptcy Court approved the sale of substantially all of Spheris’ assets to the Purchasers, and the related assumption of certain liabilities of the Debtors by the Purchasers. The transaction was effected on April 22, 2010. Under the terms of the sale, MedQuist acquired significantly all of the Company’s U.S. assets and assumed certain liabilities and CBay acquired the stock of SIPL. The purchase price was $98.8 million in cash and an unsecured subordinated promissory note issued by MedQuist Transcriptions, Ltd. in an aggregate principal amount of $17.5 million. As a result of the sale of substantially all of the Debtors’ assets, it is likely that the Debtors’ Chapter 11 cases will result in a liquidation of the Company’s businesses and assets, such that the Company will cease to operate as a going concern.
As a requirement of the APA, each of the Debtors changed their names. Effective April 28, 2010, Spheris Holding II, Inc. changed its name to SP Wind Down Holding II, Inc.; Spheris Inc. became SP Wind Down Inc.; and Vianeta Communications, LLC became VN Wind Down Communications. Effective April 30, 2010, Spheris Operations LLC changed its name to SP Wind Down Operations LLC; Spheris Leasing LLC became SP Wind Down Leasing LLC; and Spheris Canada Inc. became SP Wind Down Canada Inc.
Debtor-In-Possession (“DIP”) Financing
On the Petition Date, the Debtors filed a motion with the Bankruptcy Court seeking approval of their Senior Secured Super-Priority Debtor-In-Possession Financing Agreement with certain lenders (as amended, the “DIP Credit Agreement”). Interim approval of the DIP Credit Agreement was granted by the Bankruptcy Court on February 4, 2010. Final approval was granted on February 23, 2010.

Spheris Inc.
Notes to Consolidated Financial Statements
December 31, 2009
The DIP Credit Agreement provided post-petition loans and advances consisting of a revolving credit facility up to an aggregate principal amount of $15 million.
Under the DIP Credit Agreement, on February 3, 2010, the Debtors borrowed $6.4 million. In accordance with the terms of the DIP Credit Agreement, the Debtors used proceeds of $6.4 million, net of lenders’ fees of approximately $309,000, to pay past due principal and interest of approximately $5.7 million on the revolver portion of the 2007 Senior Credit Facility and to pay other expenses of approximately $381,000.
The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid, were due and payable in full at the disposition of the APA, which was April 22, 2010. All borrowings under the DIP Credit Agreement were paid in full as of such date.
Reorganization Process
The Bankruptcy Court approved payment of certain of the Debtors’ pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers for goods received and services and other business-related payments necessary to maintain the operation of the Debtors’ business. The Debtors retained legal and financial professionals to advise them in connection with the bankruptcy proceedings.
Immediately after filing for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, the Debtors notified known current or potential creditors of the bankruptcy filings. Subject to certain exceptions under the Bankruptcy Code, upon the Petition Date, creditors were automatically enjoined, or stayed, from continuing any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against their property, or to collect on monies owed or otherwise exercise rights or remedies with respect to pre-petition claims are enjoined unless and until the Bankruptcy Court lifts the automatic stay with respect to such actions.
As contemplated by the Bankruptcy Code, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on matters that come before the Bankruptcy Court with respect to the Debtors.
Under the Bankruptcy Code, the Debtors generally must assume or reject pre-petition executory contracts, including but not limited to real property leases, subject to the approval of the Bankruptcy Courts and certain other conditions. In this context, “assumption” means that the Debtors agree to perform their obligations and cure all existing defaults under the contract or lease, and “rejection” means that they are relieved from their obligations to perform further under the contract or lease, but are subject to a pre-petition claim for damages for the breach thereof subject to certain limitations. In connection with the Debtors’ sale of substantially all of their assets, numerous of the Debtors’ executory contracts and unexpired leases were assumed and assigned to the Purchasers. In addition, the Debtors have rejected certain executory contracts and unexpired leases. Any damages resulting from rejection of executory contracts that are permitted to be recovered under the Bankruptcy Code will be treated as liabilities subject to compromise unless such claims were secured prior to the Petition Date.
Since the Petition Date, the Debtors received approval from the Bankruptcy Court to reject certain unexpired leases and executory contracts of various types. Due to the uncertain nature of many of the unresolved claims and rejection damages, the Debtors cannot project the magnitude of such claims and rejection damages with certainty.
On May 13, 2010, the Bankruptcy Court entered an order establishing June 18, 2010, as the bar date for potential creditors to file prepetition claims and postpetition claims arising on or prior to April 30, 2010. The bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the bankruptcy cases. Creditors were notified of the bar date and the requirement to file a proof of claim with the Bankruptcy Court. Differences between liability amounts estimated by the Debtors and claims filed by creditors are will be analyzed and, if necessary, the Bankruptcy Court will make a final determination of the allowable amount of a claim. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.